Exhibit 11

CONSENT OF INDEPENDENT PUBLIC
ACCOUNTING FIRM

June 27, 2022

Board of Directors

Rentberry, Inc.

We hereby consent to the inclusion in the Offering Circular or other documents filed under Regulation A tier 2 on Form 1-A of our reports dated April 18, 2022, with respect to the balance sheets of Rentberry, Inc. as of December 31, 2021 and 2020 and the related statements of operations, changes in shareholders’ equity and cash flows for the calendar years ended December 31, 2021 and 2020, and the related notes to the financial statements.

/s/ IndigoSpire CPA Group

IndigoSpire CPA Group, LLC
Aurora, Colorado

June 27, 2022